EMPLOYMENT CONTRACT

THIS EMPLOYMENT CONTRACT dated this 16th day of July, 2014

BETWEEN:

Alpine 4 Automotive Technologies, Ltd. of 15589 N. 77th St Suite B, Scottsdale, AZ 85260
(the "Employer")

OF THE FIRST PART

- AND -

Kent Brian Wilson of 1530 W Lewis Ave, Phoenix AZ 85007
(the "Employee")

OF THE SECOND PART

BACKGROUND:

A.	The Employer is of the opinion that the Employee has the necessary qualifications, experience and abilities to assist and benefit the Employer in its business.
B.	The Employer desires to employ the Employee and the Employee has agreed to accept and enter such employment upon the terms and conditions set out in this Agreement.

IN CONSIDERATION OF the matters described above and of the mutual benefits and obligations set forth in this Agreement, the receipt and sufficiency of which consideration is hereby acknowledged, the parties to this Agreement agree as follows:

Commencement Date and Term

1.	The Employee will commence permanent full-time employment with the Employer on the 16th day of July, 2014 (the "Commencement Date").

Job Title and Description

2.	The Employer agrees to employ the Employee as the company’s Chief Executive Officer (CEO) and Chief Financial Officer (CFO). The Employee will be expected to perform the following job duties:

AUTHORITY: The Chief Executive Officer has the overall authority to provide the leadership and direction to the organization and supervision of the overall company performance. This includes but is not limited to:

Inspire a shared vision and communicate that vision to the people on the management team.
Exemplify leadership characteristics and means; see the future, strategize, empower others, encourage risk taking, match requirements to needs, establish flexible lines of authority, build on intrinsic motivation, strive to make change, build around values, focus on both people and results.

Manage people: ensure that the hire, fire, promote, evaluate and discipline process of Alpine 4 Automotive Technologies, Ltd’s employees is completed.  The Chief Executive Officer is ultimately responsible for the successful performance of the Alpine 4 Automotive Technologies, Ltd’s organization and departments.

1

The position of Chief Executive Officer has full authority to take any action necessary to maintain the overall health and profitability of Alpine 4 Automotive Technologies, Ltd. This includes the authority to hire and fire, sign checks and contracts, and maintain good business relations.

Develop, approve, implement and enforce all personnel and operating procedures and policies   Make capital expenditures, take on new business debt, and otherwise manage all business assets. Contacting customers, competitors, representatives, agents and others to fulfill their responsibilities.  During the absence of the Chief Executive Officer, their duties shall be assumed by a qualified employee selected by the Chief Executive Officer. This assumption of duties, however, in no way relieves the Chief Executive Officer of any of their responsibilities.

RESPONSIBILITIES:  The main responsibilities of the Chief Executive Officer are as follows:

•	Long-range (strategic) planning.
•	Setting profit, cost and expense goals and policies.
•	Establishing fiscal policies.
•	Oversight of Alpine 4 Automotive Technologies, Ltd’s budget.
•	Overall customer and trade relations.
•	Overall control and protection of business assets.
•	Establish and ensure fulfillment of Alpine 4 Automotive Technologies, Ltd’s mission.
•	Ethical and prudent operation of Alpine 4 Automotive Technologies, Ltd. Compliance with all applicable Federal, State and municipality laws and regulations.
•	Establishment and maintenance of all external relationships consistent with the goals, philosophies and desired image of Alpine 4 Automotive Technologies, Ltd Company. This shall include banking relationships, customer relations, public relations, vendor relations, and community relations.
•	Identify, negotiate and enter into agreements to acquire businesses and new profit centers for the company.

PRINCIPAL DUTIES: The primary duties of the Chief Executive Officer are listed as follows:

•	Monitor the overall performance of Alpine 4 Automotive Technologies, Ltd.
•	Meet with management reporting to this position on a regular basis to establish goals, objective and long-range plans for: Profit, Revenue, Expense, Capital, Sales & Marketing, and Business Development.
•	Provide budgetary guidelines.
•	Establish or approve all corporate policies, including: Operations Policy, Fiscal Policy, Sales and Marketing Policy, Compensation and Benefit Policy, Personnel Policy .
•	Meet with Chief Financial Officer/Controller to monitor the overall financial condition of Alpine 4 Automotive Technologies, Ltd.
•	Establish and execute plans for purchase and/or replacement of equipment and facilities to ensure continued growth.
•	Ensure that adequate working capital is available to operate the business.
•	Organize the structure of Alpine 4 Automotive Technologies, Ltd to enable the business to meet profit and growth objectives.
•	Monitor the performance of executive staff reporting to this position and conduct formal Performance Evaluations twice annually.
•	Establish the quality control standards for the sales and marketing, administrative, financial, production, and operations departments of the company.
•	Initiate the development of all necessary and appropriate acquisition and investment procedures and negotiations.

CFO:  Duties:  Work with the CEO and the Board of Directors (BOD) in the financial management and planning of Alpine 4 Automotive Technologies, Ltd.

•	Plan: Plan daily activities that accomplish correct completion of duties of financial reporting staff schedule to sufficiently maintain high levels of work processing and accuracy.
•	Direct: Develop Assigned Task Lists (ATL) and supervise the completion of duties of the financial reporting staff to assure the accomplishment of departmental goals and objectives
•	Control: Performance is controlled through the Cash Flow, Executive Summary and Monthly Budget Variance Report and evaluating pertinent financial information and take action to correct variances.
•	Vested with the authority to sign checks and disburse those funds allocated in the General and Administrative accounts as assigned.
2

•	Purchase goods and services within budgeted amounts.
•	Sign corporate documents and commitments
•	Take any reasonable action necessary to carry out the responsibilities of the position, while it is consistent with 1) established company policy, 2) sound business judgment and 3) the achievement of profit.
3.	The Employee agrees to be employed on the terms and conditions set out in this Agreement. The Employee agrees to be subject to the general supervision of and act pursuant to the orders, advice and direction of the Employer.
4.	The Employee will perform any and all duties that are reasonable and that are customarily performed by a person holding a similar position in the industry or business of the Employer.
5.	The Employer cannot unilaterally or significantly change the Employee's job title or duties. The Employer may elect to change the job title or duties of the Employee where changes would be considered reasonable for a similar position in the industry or business of the Employer. The Employee's job title or duties may be changed by agreement and with the approval of both the Employee and the Employer.
6.	The Employee agrees to abide by the Employer's rules, regulations, and practices, including those concerning work schedules, vacation and sick leave, as they may from time to time be adopted or modified.

Employee Compensation

7.	Compensation paid to the Employee for the services rendered by the Employee as required by this Agreement (the "Compensation") will include a salary of $120,000.00 (USD) per year during the initial 60 days of employment. Thereafter employee shall receive an annual salary $300,000.00 (USD) per year.
8.	Compensation will be payable twice per month while this Agreement is in effect. The Employer is entitled to deduct from the Employee's Compensation, or from any other compensation in whatever form, any applicable deductions and remittances as required by law.
9.	The Employee will be given a company vehicle or a $1,500.00 per month car allowance.
10.	Severance Pay: If the Employee is released by the company for any reason other than cause (ie. violence, theft, fraudulent activities, harassment, etc.), the company will pay the executive one year of salary and cover COBRA expenses for the executive's family during the same time period. Payment is due in a lump sum upon termination.
11.	Compensation: Annual increase of 5% in base salary automatically applied.
12.	Stock Compensation: Company will issue 27,000,000 (Twenty Seven Million) restricted common shares.
13.	Once the public stock price is trading above $3.00 per share the company will pay employee a $250,000.00 performance bonus.
14.	The Employee understands and agrees that any additional compensation paid to the Employee in the form of bonuses or other similar incentive compensation will rest in the sole discretion of the Employer and that the Employee will not earn or accrue any right to incentive compensation by reason of the Employee's employment.
15.	The Employer will reimburse the Employee for all reasonable expenses, in accordance with the Employer's policy as in effect from time to time, including but not limited to, any travel and entertainment expenses incurred by the Employee in connection with the business of the Employer. Expenses will be paid within a reasonable time after submission of acceptable supporting documentation.

Place of Work

16.	The Employee's primary place of work will be at the following location:
o	15589 N. 77th St. STE B, Scottsdale, AZ 85260.

Employee Benefits

16.	The Employee will be entitled to only those additional benefits that are currently available as described in the Employer's employment booklets and manuals or as required by law.
17.	The Employee will be entitled to legal counsel provided by the company’s attorney or in house legal counsel.
3

18.	Employer discretionary benefits are subject to change, without compensation, upon the Employer providing the Employee with 60 days written notice of that change and providing that any change to those benefits is taken generally with respect to other employees and does not single out the Employee.
19.	The Employee will be given a company vehicle or a $1,500.00 per month car allowance.

Vacation/PTO

20.	The Employee will be entitled to six weeks of paid vacation each year during the term of this Agreement, or as entitled by law, whichever is greater.
21.	The Employee will be entitled to six weeks of PTO each year during the term of this Agreement, or as entitled by law, whichever is greater.
22.	The times and dates for any vacation will be determined by mutual agreement between the Employer and the Employee.
23.	Upon termination of employment, the Employer will pay compensation to the Employee for any accrued and unused vacation days.

Duty to Devote Full Time

24.	The Employee agrees to devote full-time efforts, as an employee of the Employer, to the employment duties and obligations as described in this Agreement.

Conflict of Interest

25.	During the term of the Employee's active employment with the Employer, it is understood and agreed that any business opportunity relating to or similar to the Employer's actual or reasonably anticipated business opportunities (with the exception of personal investments in less than 5% of the equity of a business, investments in established family businesses, real estate, or investments in stocks and bonds traded on public stock exchanges) coming to the attention of the Employee, is an opportunity belonging to the Employer. Therefore, the Employee will advise the Employer of the opportunity and cannot pursue the opportunity, directly or indirectly, without the written consent of the Employer, which consent will not be unreasonably withheld.
26.	During the term of the Employee's active employment with the Employer, the Employee will not, directly or indirectly, engage or participate in any other business activities that the Employer, in its reasonable discretion, determines to be in conflict with the best interests of the Employer without the written consent of the Employer, which consent will not be unreasonably withheld.

Confidential Information

27.	The Employee acknowledges that, in any position the Employee may hold, in and as a result of the Employee's employment by the Employer, the Employee will, or may, be making use of, acquiring or adding to information which is confidential to the Employer (the "Confidential Information") and the Confidential Information is the exclusive property of the Employer.
28.	Confidential Information will include all data and information relating to the business and management of the Employer, including but not limited to, proprietary and trade secret technology and accounting records to which access is obtained by the Employee, including Work Product, Computer Software, Other Proprietary Data, Business Operations, Marketing and Development Operations, and Customer Information.
29.	Confidential Information will also include any information that has been disclosed by a third party to the Employer and is governed by a non-disclosure agreement entered into between that third party and the Employer.
30.	Confidential Information will not include information that:
4

a.	Is generally known in the industry of the Employer;
b.	Is now or subsequently becomes generally available to the public through no wrongful act of the Employee;
c.	Was rightfully in the possession of the Employee prior to the disclosure to the Employee by the Employer;
d.	Is independently created by the Employee without direct or indirect use of the Confidential Information; or
e.	The Employee rightfully obtains from a third party who has the right to transfer or disclose it.
31.	Confidential Information will also not include anything developed or produced by the Employee during the Employee's term of employment with the Employer, including but not limited to, any intellectual property, process, design, development, creation, research, invention, know-how, trade name, trade-mark or copyright that:
a.	Was developed without the use of equipment, supplies, facility or Confidential Information of the Employer;
b.	Was developed entirely on the Employee's own time;
c.	Does not result from any work performed by the Employee for the Employer; and
d.	Does not relate to any actual or reasonably anticipated business opportunity of the Employer.

Duties and Obligations Concerning Confidential Information

32.	The Employee agrees that a material term of the Employee's contract with the Employer is to keep all Confidential Information absolutely confidential and protect its release from the public. The Employee agrees not to divulge, reveal, report or use, for any purpose, any of the Confidential Information which the Employee has obtained or which was disclosed to the Employee by the Employer as a result of the Employee's employment by the Employer. The Employee agrees that if there is any question as to such disclosure then the Employee will seek out senior management of the Employer prior to making any disclosure of the Employer's information that may be covered by this Agreement.
33.	The Employee agrees and acknowledges that the Confidential Information is of a proprietary and confidential nature and that any disclosure of the Confidential Information to a third party in breach of this Agreement cannot be reasonably or adequately compensated for in money damages, would cause irreparable injury to Employer, would gravely affect the effective and successful conduct of the Employer's business and goodwill, and would be a material breach of this Agreement.
34.	The obligations to ensure and protect the confidentiality of the Confidential Information imposed on the Employee in this Agreement and any obligations to provide notice under this Agreement will survive the expiration or termination, as the case may be, of this Agreement and will continue for a period of one (1) year from the date of such expiration or termination.
35.	The Employee may disclose any of the Confidential Information:
a.	To a third party where Employer has consented in writing to such disclosure; and
b.	To the extent required by law or by the request or requirement of any judicial, legislative, administrative or other governmental body.
36.	If the Employee loses or makes unauthorized disclosure of any of the Confidential Information, the Employee will immediately notify the Employer and take all reasonable steps necessary to retrieve the lost or improperly disclosed Confidential Information.

Return of Confidential Information

37.	The Employee agrees that, upon request of the Employer or upon termination or expiration, as the case may be, of this employment, the Employee will turn over to the Employer all Confidential Information belonging to the Employer, including but not limited to, all documents, plans, specifications, disks or other computer media, as well as any duplicates or backups made of that Confidential Information in whatever form or media, in the possession or control of the Employee that:
a.	May contain or be derived from ideas, concepts, creations, or trade secrets and other proprietary and Confidential Information as defined in this Agreement; or
b.	Is connected with or derived from the Employee's employment with the Employer.

5

Contract Binding Authority

38.	Notwithstanding any other term or condition expressed or implied in this Agreement to the contrary, the Employee will not have the authority to enter into any contracts or commitments for or on the behalf of the Employer without first obtaining the express written consent of the Employer.

Termination Due to Discontinuance of Business

39.	Notwithstanding any other term or condition expressed or implied in this Agreement, in the event that the Employer will discontinue operating its business at the location where the Employee is employed, then, at the Employer's sole option, and as permitted by law, this Agreement will terminate as of the last day of the month in which the Employer ceases operations at such location with the same force and effect as if such last day of the month were originally set as the Termination Date of this Agreement.

Termination of Employment

40.	Where the Employee has breached any reasonable term of this Agreement or where there is just cause for termination, the Employer may terminate the Employee's employment without notice, as permitted by law.
41.	The Employee and the Employer agree that reasonable and sufficient notice of termination of employment by the Employer is the greater of two (2) weeks or any minimum notice required by law.
42.	If the Employee wishes to terminate this employment with the Employer, the Employee will provide the Employer with notice of two (2) weeks. As an alternative, if the Employee co-operates with the training and development of a replacement, then sufficient notice is given if it is sufficient notice to allow the Employer to find and train the replacement.
43.	The Termination Date specified by either the Employee or the Employer may expire on any day of the month and upon the Termination Date the Employer will forthwith pay to the Employee any outstanding portion of the wage, accrued vacation and banked time, if any, calculated to the Termination Date.
44.	Once notice has been given by either party for any reason, the Employee and the Employer agree to execute their duties and obligations under this Agreement diligently and in good faith through to the end of the notice period. The Employer may not make any changes to wages, wage rate, or any other term or condition of this Agreement between the time termination notice is given through to the end of the notice period.

Remedies

45.	In the event of a breach or threatened breach by the Employee of any of the provisions of this Agreement, the Employee agrees that the Employer is entitled to a permanent injunction, in addition to and not in limitation of any other rights and remedies available to the Employer at law or in equity, in order to prevent or restrain any such breach by the Employee or by the Employee's partners, agents, representatives, servants, employees, and/or any and all persons directly or indirectly acting for or with the Employee.

6

Severability

46.	The Employer and the Employee acknowledge that this Agreement is reasonable, valid and enforceable. However, if any term, covenant, condition or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the parties' intent that such provision be changed in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Agreement will in no way be affected, impaired or invalidated as a result.

Notices

47.	Any notices, deliveries, requests, demands or other communications required here will be deemed to be completed when hand-delivered, delivered by agent, or seven (7) days after being placed in the post, postage prepaid, to the parties at the following addresses or as the parties may later designate in writing:
a.	Employer:
Name:	Alpine 4 Automotive Technologies, Ltd.
Address:	15589 N. 77th St Suite B, Scottsdale, AZ 85260
Fax:
Email:	rbattaglini@alpine4.com
b.	Employee:
Name:	Kent Brian Wilson
Address:	1530 W Lewis Ave, Phoenix AZ 85007
Fax:
Email:	kwilson@72@gmail.com

Modification of Agreement

48.	Any amendment or modification of this Agreement or additional obligation assumed by either party in connection with this Agreement will only be binding if evidenced in writing signed by each party or an authorized representative of each party.

Governing Law

49.	This Agreement will be construed in accordance with and governed by the laws of the state of Arizona.

Definitions

50.	For the purpose of this Agreement the following definitions will apply:
a.	"Overtime Hours" means the total hours worked in a day or week in excess of the maximum allowed, as defined by local statute, for a work day or a work week.
b.	'Work Product' means work product information, including but not limited to, work product resulting from or related to work or projects performed or to be performed for the Employer or for clients of the Employer, of any type or form in any stage of actual or anticipated research and development.
c.	'Computer Software' means computer software resulting from or related to work or projects performed or to be performed for the Employer or for clients of the Employer, of any type or form in any stage of actual or anticipated research and development, including but not limited to, programs and program modules, routines and subroutines, processes, algorithms, design concepts, design specifications (design notes, annotations, documentation, flowcharts, coding sheets, and the like), source code, object code and load modules, programming, program patches and system designs.
d.	'Other Proprietary Data' means information relating to the Employer's proprietary rights prior to any public disclosure of such information, including but not limited to, the nature of the proprietary rights, production data, technical and engineering data, test data and test results, the status and details of research and development of products and services, and information regarding acquiring, protecting, enforcing and licensing proprietary rights (including patents, copyrights and trade secrets).
e.	'Business Operations' means operational information, including but not limited to, internal personnel and financial information, vendor names and other vendor information (including vendor characteristics, services and agreements), purchasing and internal cost information, internal services and operational manuals, and the manner and methods of conducting the Employer's business.
f.	'Marketing and Development Operations' means marketing and development information, including but not limited to, marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques and methods of obtaining business, forecasts and forecast assumptions and volumes, and future plans and potential strategies of the Employer which have been or are being considered.
7

g.	'Customer Information' means customer information, including but not limited to, names of customers and their representatives, contracts and their contents and parties, customer services, data provided by customers and the type, quantity and specifications of products and services purchased, leased, licensed or received by customers of the Employer.
h.	'Termination Date' means the date specified in this Agreement or in a subsequent notice by either the Employee or the Employer to be the last day of employment under this Agreement. The parties acknowledge that various provisions of this Agreement will survive the Termination Date.

General Provisions

51.	Time is of the essence in this Agreement.
52.	Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.
53.	No failure or delay by either party to this Agreement in exercising any power, right or privilege provided in this Agreement will operate as a waiver, nor will any single or partial exercise of such rights, powers or privileges preclude any further exercise of them or the exercise of any other right, power or privilege provided in this Agreement.
54.	This Agreement will inure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns, as the case may be, of the Employer and the Employee.
55.	This Agreement may be executed in counterparts. Facsimile signatures are binding and are considered to be original signatures.
56.	This Agreement constitutes the entire agreement between the parties and there are no further items or provisions, either oral or written. The parties to this Agreement stipulate that neither of them has made any representations with respect to the subject matter of this Agreement except such representations as are specifically set forth in this Agreement.

IN WITNESS WHEREOF, the parties have duly affixed their signatures under hand and seal on this 16thday of July, 2014.

EMPLOYER:

Alpine 4 Automotive Technologies, Ltd.

/s/ Richard Battaglini

President and CEO

EMPLOYEE:

/s/ Kent Brian Wilson
Kent Brian Wilson

8